UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 20, 2004

MGM MIRAGE

(Exact name of registrant as specified in its charter)

Delaware	0-16760	88-0215232

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109

(Address of principal executive offices – Zip Code)

(702) 693-7120

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EX-23
EX-99.1
EX-99.2
EX-99.3

ITEM 5. OTHER EVENTS

     MGM MIRAGE (the “Company”) is filing this Current Report on Form 8-K, to reflect the reclassification of the subsidiaries that own and operate MGM Grand Australia as discontinued operations in its:

•	Selected Financial Data for the years ended December 31, 1999 through 2003 that was originally filed in Item 6 of its Annual Report on Form 10-K for the year ended December 31, 2003 (the “Form 10-K”);

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) that was originally filed in Item 7 of the Form 10-K; and

•	Consolidated Financial Statements for the three years ended December 31, 2003 that were originally filed in Item 8 of the Form 10-K.

     In February 2004, the Company entered into an agreement to sell the subsidiaries that own and operate MGM Grand Australia for approximately A$195 million (approximately $136 million based on exchange rates at June 30, 2004), subject to certain working capital adjustments. This transaction is expected to be completed by the third quarter of 2004, subject to customary sales conditions and regulatory approval.

     This filing does not update the Company’s disclosures in its Form 10-K except for the effects of the reclassification discussed above, and except to include information about the following subsequent events:

•	The May 2004 announcement that the Company would make no further bids for Wembley plc. The Company had previously reached an agreement with Wembley on the terms of a cash acquisition by the Company of Wembley. However, Wembley subsequently received a higher competing offer.

•	The proposed acquisition by the Company of Mandalay Resort Group.

     These events are discussed further in MD&A and Note 18 to the Consolidated Financial Statements. For information on other developments regarding the Company since the filing of the Form 10-K, please refer to the Company’s reports filed under the Securities Exchange Act of 1934.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Not applicable.

(b) Not applicable.

(c) Exhibits:

23	Consent of Independent Registered Public Accounting Firm.

99.1	Selected Financial Data for the years ended December 31, 1999 through 2003.

99.2	Management’ s Discussion and Analysis of Financial Condition and Results of Operations.

99.3	Consolidated Financial Statements for the three years ended December 31, 2003, together with Report of Independent Registered Public Accounting Firm.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM MIRAGE
By:	/s/ James J. Murren
James J. Murren, President, Chief Financial Officer
and Treasurer

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